EXHIBIT 10.36a

Esterline Technologies Corporation
2004 Equity Incentive Plan

STOCK OPTION AWARD

        Esterline Technologies Corporation (the “Company”) has granted Participant an Option to purchase shares of the Company’s Common Stock, subject to all terms and conditions set forth in this Award, in the Stock Option Agreement, and in the 2004 Equity Incentive Plan.

Participant:

Grant Date:

Vesting Commencement Date:

Number of Shares Subject to Option:

Exercise Price (per share):

Option Expiration Date (maximum):	The tenth anniversary of the Grant Date

Type of Option:	Nonqualified Stock Option

Vesting and Exercise Schedule:	One-fourth of the shares will vest annually on the anniversary of the Grant Date and become eligible for exercise.

Award Terms & Agreement: Participant acknowledges s/he has received this Award, the Stock Option Agreement, and the 2004 Equity Incentive Plan, which together constitute the “Award Terms and Conditions”. Participant has carefully read those documents and understands them. Participant accepts the Award Terms and Conditions as the entire understanding between himself/herself and the Company regarding this Option. Participant has not relied on any statement or promise other than the Award Terms and Conditions. Participant agrees the Award Terms and Conditions supersede all prior oral and written agreements regarding this Option.

Esterline Technologies Corporation	Participant

By:
Signature

Its: Vice President, Chief Financial Officer, Secretary & Treasurer
Printed name

Date:	Date:

Attachments: Stock Option Agreement
                       2004 Equity Incentive Plan

Stock Option Award
Rev. November 2004

Esterline Technologies Corporation
2004 Equity Incentive Plan

STOCK OPTION AGREEMENT

        Pursuant to your Stock Option Award and to this Stock Option Agreement, Esterline Technologies Corporation has granted you an Option under its 2004 Equity Incentive Plan to purchase the number of shares of the Company’s Common Stock stated in the Award at the exercise price stated in the Award. Some other details of the Option are as follows:

        1.        Vesting and Exercise.  The Option will vest in quarterly increments over four years, as outlined in the Award and subject to limitations stated below and in the Plan. Only vested options are eligible for exercise. You must remain continuously employed by the Company through each vesting date.

        2.        Method of Exercise.  To exercise the Option, you must give written notice to the Company stating your decision to exercise the Option and the number of shares you want to purchase. With the notice you must send full payment of the exercise price. You may make this payment by:

(a)	cash;

(b)	check acceptable to the Company;

(c)	tendering shares of the Company’s Common Stock you have owned for at least six months;

(d)	broker-assisted cashless exercise according to procedures approved by the Committee; or,

(e)	by any other method the Committee permits.

        3.       Taxes and Other Deductions.  As a condition to exercise, you must make such arrangements as the Company may require to satisfy any federal, state, local, or foreign tax withholding obligations, and any retirement contribution obligations that might arise in connection with such exercise.

        4.       Legal Compliance.  Option exercise must comply with the Securities Act and with all other applicable laws and regulations. You may not exercise the Option if the Company determines the exercise would not comply.

        5.       Option Expiration Date.  Any unvested portion of the Option will expire automatically and without further notice on termination of your employment with the Company (“Termination of Service”). Except in the case of Termination of Service for Cause, you may exercise the vested portion of the Option as follows:

(a)	General Rule. You must exercise the vested portion of the Option on or before the earlier of: (i) three months after your Termination of Service, or (ii) the Option Expiration Date.

(b)	Retirement, Disability, or Death. If your Termination of Service is due to Retirement, Disability, or death, you must exercise the vested portion of the Option on or before the earlier of: (i) three years after your Termination of Service, or (ii) the Option Expiration Date. If you die after Termination of Service but while the Option is otherwise eligible

Stock Option Agreement
Rev. November 2004

for exercise, it may be exercised until the earlier of: (i) one year following your death, or (ii) the Option Expiration Date.

(c)	Cause. The entire Option will automatically expire, whether vested or unvested, when you first receive notice from the Company of Termination of Service for Cause. If the Company suspends your employment pending investigation, all your rights under the Option also will be suspended during the period of investigation. Further, the Committee may immediately terminate any Option if it discovers facts after your Termination of Service that if known earlier would have constituted grounds for Termination of Service for Cause.

        It is your responsibility to be aware of the date the Option expires.

        6.        Limited Transfer.  During your lifetime only you can exercise the Option. You cannot transfer the Option except by will or by the applicable laws of descent and distribution. The Plan provides for Option exercise by a beneficiary you designate on a Company-approved form, or by the personal representative of your estate. Nevertheless, the Committee has discretion to permit you to assign or transfer the Option as an exception to these rules, subject to such terms and conditions as they might specify.

        7.        No Affect on Employment Terms.  Nothing in these Award Terms and Conditions has any affect on the terms of your employment with the Company. Your employment terms are determined by Company policy, and by the terms of any employment contract to which you might be party. These Award Terms and Conditions create no rights to continued employment, nor do they limit the discretion the Company would otherwise have to terminate your employment, with or without Cause.

        8.        No Right to Damages.  Nothing in these Award Terms and Conditions gives you a right to receive damages for any portion of the Option that you might lose due to Company or Committee decisions. The loss of potential profit from the Award will not constitute an element of damages for Termination of Service for any reason, even if such Termination violates an obligation the Company owes you.

        9.        Definitions.  All references to “employment” in this Agreement include other types of service relationships you might have with the Company as an “Eligible Person”, as that term is defined in the Plan. All references to the “Company” include a “Related Company”, as that term is defined in the Plan. In other respects, words used in this Agreement will be interpreted according to the definitions given here, in the Award, or in the Plan. On any issues of interpretation, Plan definitions and the Committee’s decisions will be final and binding.

        10.        Binding Effect.  This Agreement will inure to the benefit of the successors and assigns of the Company and be binding on you and your heirs, executors, administrators, successors, and assigns.

Stock Option Agreement
Rev. November 2004